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Exhibit 10.3


                               [GRAPHIC OMITTED]


As of July 1, 2001

VR Yad Development Group, Ltd.
504-200 Robert Speck Parkway
Mississauga, ON L4Z 1S3
Att: Mr. Avanindra Utukuri, CEO

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
         Re: Development Agreement ("Agreement") by and between Essential Reality, LLC
         ("Essential") and VR Yad Development Group, Ltd. ("VR Yad" and, together with Essential,
         THE "PARTIES") REGARDING THE P5(TM)
         -------------------------------------------------------------------------------------------------
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Dear Sir:

         This letter shall confirm our agreement with respect to the development work you are performing for Essential in connection with the Product (as defined in Exhibit "A", A/K/A the P5(TM)), the scope of which is more fully outlined on Exhibit "B", as may be amended from time to time by the Parties.

         Accordingly, the Parties agree as follows:

          1. As full compensation for the services to be provided hereunder, Essential shall pay VR Yad: (i) a development fee of $30,000 USD per month beginning on July 1, 2001 and continuing on a monthly basis for two consecutive months thereafter ("Development Fee"); and (ii) royalties equal to one percent (1%) of Net Sales (as defined below) of the Product ("Royalties"). At the expiration of the 2-month period during which VR Yad receives the Development Fee, the terms of any subsequent agreement, including compensation, shall be negotiated by VR Yad and Essential. Absent an agreement, in writing, as to any changes, this letter agreement shall remain in force and effect unless terminated pursuant to paragraph 12.

                  Moreover, VR Yad shall also receive an additional one half of one percent (.5%) of Net Sales as an additional royalty ("Additional Royalty"), provided that such Additional Royalty shall be forfeited by VR Yad if, as a result of a determination by Essential, in its sole and absolute discretion, that VR Yad has failed to timely complete any portion of the development work outlined in Exhibit "B" Essential engages a third party to timely complete such work.

                  For the purposes of this Agreement "Net Sales" is defined as the gross invoice and/or sales price of shipments of production units of the Product to unrelated third parties ("Gross Sales"), less returns actually accepted and credited, cash and/or similar trade discounts and allowances actually granted, customs duties and sales, excise, value added and similar taxes, insurance and freight billed through to customers allocable to that portion of the invoiced price that is attributable to the Product. If products subject to Gross Sales include the Product and other products sold or licensed with the Product in a package for a single price, the amount of the price attributable to the Product shall be determined by prorating the receipts from the package according to the suggested retail prices or, if there is no suggested retail price, then the values established by Essential for the several components contained in the package.


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                  Notwithstanding the fact that VR Yad' Royalties are earned when Essential's related revenues are earned, such Royalties are not payable to VR Yad unless and until such revenues are collected by Essential and such Royalties, if any, shall be paid to VR Yad within thirty (30) calendar days after the close of each calendar quarter in which such revenue is received by Essential.

                  Essential shall reimburse VR Yad for expenses and disbursements reasonably incurred by VR Yad in respect of its performance of its obligations arising from this Agreement, PROVIDED, HOWEVER, that any such expenses and disbursements shall be approved by Essential, in writing, prior to VR Yad's expenditure or disbursement.

          2. All information and materials relating to the Product given to you are original, unique and proprietary to Essential and are owned and subject to Intellectual Property ownership by Essential. Any copying, duplication or manufacture or use of such Intellectual Property without the prior written consent of Essential is strictly prohibited hereby and constitutes infringement under the United States Laws and shall be enforced by Essential to the fullest extent permitted by law.

          3. Any specifications, drawings, sketches, models, technical or business information or data, written, oral or otherwise, relating, in any way, to the Product (hereinafter "Information") furnished to you under or in contemplation of this Agreement shall remain Essential's property and shall not be disclosed to any third party. All copies of such Information in written, graphic or other tangible form shall be returned promptly to Essential at Essential's request.

          4. All non-public information regarding the Product that is furnished or disclosed to VR Yad during the term of this Agreement, as well as the terms of this Agreement and any Information provided hereunder, shall be considered "Proprietary Information." Proprietary Information does not include information that has been or is disclosed to the public other than as a result of a breach of a confidentiality obligation owed to Essential or is otherwise independently developed or furnished by a third party not subject to a contractual restriction. Unless otherwise agreed to in writing by Essential or required by law, VR Yad will: (a) keep Proprietary Information confidential and not disclose or reveal any Proprietary Information to any persons or entities other than those employed by VR Yad or on VR Yad' s behalf who are actively and directly engaged in Essential's activities under this Agreement (which persons or entities will be caused by Essential to observe the terms and conditions set forth herein as though each such person or entity was bound hereby); and (b) not use the Proprietary Information for any purpose other than in connection with the services provided to Essential by VR Yad.

                  Moreover, Essential shall be able to issue press releases and other marketing or other written materials and to publicize the relationship outlined herein by both public written communication and verbal reference, including, without limitation, references on Essential's web-site and in its business plans and collateral materials. VR Yad shall not, except with the prior written approval of Essential, issue press releases and/or other marketing or other written materials, or communicate with any third party in any way, with respect to the relationship outlined herein. VR Yad shall send Essential a final copy of any such approved communication promptly following the release of such information.

          5. It is understood and agreed that all work performed by VR Yad for or on behalf of Essential shall be considered "Work for Hire" as defined in the United States Copyright Law, and VR Yad hereby assigns to Essential all right, title and interest, including without limitation, the copyright (and all renewals thereof), in any and all countries in the world, in and to all works resulting from such services ("Work Product"). VR Yad agrees to cooperate with Essential or its designees and to execute such documents of assignment, oaths, declarations or other documents, prepared by or for Essential, to enable Essential to perfect or enforce its proprietary rights in and to the Work Product and such cooperation and execution shall be at no additional compensation to VR Yad; PROVIDED, HOWEVER, that Essential agrees to reimburse VR Yad for reasonable out-of-pocket expenses incurred by VR Yad at Essential's specific request.


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          6. Any improvements used and/or useful in the development and/or manufacture of the Product or any applications thereto, made, developed and/or conceived by you, or based on the Information, shall belong solely to Essential; shall be treated as Information under this Agreement and you shall have no rights, title, interest in or to such improvements. Furthermore, you agree to complete any document and cooperate with Essential in perfecting our rights to such improvements.

          7. During the period that Essential and you have a relationship, and for two (2) years after termination of such relationship, you will not develop, manufacture, market or sell applications for any similar Product, or for any other product that you develop for or on behalf of Essential, other than for or to Essential.

          8. Notwithstanding any other clause herein, all source code owned by the Parties prior to entering into this Agreement, which such Party can demonstrate in writing was developed by or on behalf of such party prior to the date hereof ("Preexisting Properties"), and all intellectual property rights associated therewith shall remain the property of the respective party. Any modifications, derivations, improvements or patches created by either party in respect of the Product or Essential's pre-existing code shall be the property of Essential. Any modifications, derivations, improvements or patches created by either party in respect of VR Yad's pre-existing code shall be the property of VR Yad. To the extent that VR Yad's Preexisting Properties are incorporated in the Product or required, in Essential's sole discretion, to be used in the manufacture, improvement, maintenance, sales, marketing, support or use of the Product, Essential and its distributors, contractors, customers, licensees and end users shall have the exclusive, world-wide, royalty free license with respect to the same, including the right to sublicense VR Yad's Preexisting Properties.

          9. You agree that your obligations, which by their nature should survive the termination or expiration of this or any other agreement with Essential, e.g. obligations respecting use and disclosure of Information and/or Indemnification, shall survive such termination or expiration.

         10. You further appreciate that any violation of this Agreement will cause Essential irreparable harm for which money damages alone cannot provide an adequate remedy. Therefore, you hereby consent in the event of a violation or breach of this Agreement, to the issuance of a restraining order or injunction without bond against such violations or breaches.

         11. You agree to execute and provide such further documentation as shall be necessary and consistent with the terms set as set forth herein. Additionally, you agree to use your best efforts to cause your employees, consultants, agents and/or subcontractors to execute such agreements or other documents with respect to all matters, including, without limitation, the matters referred to in Sections 2, 3, 4, 5, 6, 7 and 8 hereof as Essential may request.

         12. Either party shall have the right, exercisable in its sole discretion, to cancel this Agreement on thirty (30) days prior written notice to the other party whereupon the Parties shall have no further liability or obligation to each other with respect to this Agreement, PROVIDED, HOWEVER, that if, at the time of such termination, the Product meets all of the specifications itemized in Schedule "B", then Essential's obligation to pay the Development Fee, the Royalties and the Additional Royalty shall survive such termination and the Development Fee, Royalties and Additional Royalty shall be paid to VR Yad as provided for under this agreement. Upon termination of this Agreement VR Yad shall forthwith turn over all applications, demos, software, enhancements, modifications, hardware, prototypes, tools, models, dies, molds, test results, or the like, made or generated during the course of its work on the Product, together with all assignment documents as required hereunder, as directed by Essential.

         13. Within thirty (30) calendar days after the close of each calendar quarter beginning with the first calendar quarter in which any Royalties are due hereunder, Essential shall provide VR Yad with a written statement showing the gross sales for such calendar quarter, an itemization of all amounts deducted therefrom in arriving at Net Sales, a calculation of the Royalties

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payable to VR Yad in respect of such period, an itemized statement of any amounts deducted, withheld or offset from such Royalties and an itemized statement of any amounts deemed to have become non-collectible or collection of which has been foregone by Essential. Each such statement shall be accompanied by payment of the amount of Royalties due and shall be sent to VR Yad at the address set forth above.

         14. VR Yad hereby indemnifies Essential and its affiliates, its and their respective successors and assigns, and its and their respective officers, directors, members, employees, and agents, and agrees to defend them and hold them harmless, from and against (i) any and all loss arising out of, based upon or resulting from any claim or injury proximately caused by infringement by VR Yad of third party intellectual property rights in the design of the Product or claims based upon inherent design defects in the Product created by VR Yad, except for such claim or injury related to infringement of third-party Intellectual Property rights as could not reasonably have been avoided through the exercise of due diligence (but not excluding claim or injury resulting from the intentional, reckless or negligent acts of VR Yad's employees and contractors, whether or not VR Yad's own due diligence could have discovered such claim or injury); and (ii) claims for compensation by any of VR Yad's employees, consultants and/or subcontractors for services performed by such subcontractors at VR Yad's direction or request with respect to the development of the Product.

         15. Except as provided in Paragraph 14, neither party shall be liable to the other for special, incidental, consequential or punitive damages of any nature, for any reason, including, without limitation, the breach of this Agreement or any termination of this Agreement (unless such breach was willfully improper), whether such liability is asserted on the basis of contract, tort (including negligence or strict liability) or otherwise, even if the other party has been warned of the possibility of such damages. All remedies, including, without limitation, the termination of this Agreement and all of the remedies provided by law (and not excluded pursuant to the foregoing sentence), shall be deemed cumulative and not exclusive.

         16. The Parties acknowledge that they are independent contractors and that no employer/employee or joint venture relationship is created by this Agreement an and that neither party has any right to act on behalf of the other party or to represent that it has such right or authority, unless expressly provided by prior written agreement signed by such party.

         17. VR Yad may not assign its rights or obligations under this Agreement without the prior written consent of Essential. The rights and obligations of Essential hereunder may, in whole or in part, be sold, transferred or assigned by Essential to any parent, subsidiary, affiliated or successor entity.

         18. The Parties hereto consent to the exclusive personal and subject matter jurisdiction and venue of the Supreme Court of the State of New York, County of New York, and of the United States District Court for the Southern District of New York, and further consent that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State of New York by registered or certified mail or by personal service, provided a reasonable time for appearance is allowed and waive any objection to jurisdiction on grounds of venue or forum non conveniens, or any similar grounds. Any notice or service of process may be made to the address of the Parties listed above. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York without giving effect to its laws governing the conflicts of laws.

         19. This Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all existing agreements between them concerning such subject matter. No amendment to or modification of this Agreement shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. Each party has taken all corporate action necessary for the authorization, execution and delivery of this Agreement and this Agreement constitutes the legal, valid and binding obligation of both Parties, enforceable against each other in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except as enforcement may be limited by general principles of equity.



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         Please acknowledge your agreement to the foregoing by executing a copy of this Agreement and returning a copy to us.

                                            Very truly yours,

                                            ESSENTIAL REALITY, LLC

                                            By:
  -                                         ------------------------------------
                                            Name:
                                            Title:

Read and Agreed to as of the
1st day of July, 2001

VR YAD DEVELOPMENT GROUP, LTD.

By:
   ---------------------------------
Name:
Title:

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                                   EXHIBIT "A"


           A computer PC and/or microprocessor I/O device that measures the finger bend and/or orientation of the user's hand for use in the manufacturing, sale, adaptation, improvement, maintenance, support or use of a glove device which may also include sensors that receive and/or transmit additional information, as it may be revised or enhanced from time to time hereafter.

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                                   EXHIBIT "B"



                                  SEE ATTACHED
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